Exhibit 99.1

NEWS RELEASE

For further information, please contact Earle A. MacKenzie at 540-984-5192.

SHENANDOAH TELECOMMUNICATIONS COMPANY

REPORTS SECOND QUARTER 2006 FINANCIAL RESULTS

EDINBURG, VA, (July 25, 2006) – Shenandoah Telecommunications Company (Shentel, NASDAQ: SHEN) announced financial results for the second quarter of 2006. Net income for the second quarter increased to $2.8 million from $2.5 million for the same period in 2005. Year-to-date net income was $11.3 million, an increase of $6.5 million which is primarily due to the one-time net of tax gain of $6.4 million the Telephone Company recorded related to the liquidation of the Rural Telephone Bank (RTB). Fully diluted earnings per share for the second quarter of 2006 were $0.36 and year-to-date $1.46, compared to $0.32 and $0.62 for the same periods last year respectively.

Second Quarter Highlights

For the quarter ended June 30, 2006, net income was $2.8 million, compared to $2.5 million in the second quarter of 2005. The Company’s total revenues for the second quarter of 2006 were $41.4 million, compared to $35.5 million for the same quarter in 2005, an increase of $6.0 million or 16.8%. The Company’s revenue growth was driven primarily by an increase in its PCS business. Operating income for the quarter was $4.8 million, an increase of $0.3 million from the second quarter of 2005. The increase was a result of significant improvement in the Company's PCS operations, offset by increased loss by Converged Services (NTC).

PCS Operations

The Company continued to experience strong growth in wireless as a Sprint PCS Affiliate of Sprint Nextel, with second quarter net income of $2.2 million, an increase over the 2005 second quarter of $1.1 million. Year-to-date net income was $3.5 million, compared to

News Release

July 25, 2006

$2.0 million in 2005. PCS revenue increased by $4.8 million, to a total of $27.8 million or 21.1% for the second quarter of 2006, compared to the same period last year. Year-to-date PCS revenue was $54.0 million, an increase of 20.6% compared to the first six months of 2005. The Company’s Sprint Nextel retail wireless customer count at June 30, 2006 was 134,559. During the second quarter, net retail customers increased by 5,435, an increase of 5.2% compared to the second quarter of 2005. Year-to-date, net retail customers have increased by 11,584, a 22.2% increase compared to the same period last year. Not included in the Company’s customer count, net wholesale customers at June 30, 2006 were 40,013. Wholesale customers used 18.7 million minutes on the Company’s network, compared to 14.2 million minutes in the second quarter of 2005. The Company’s second quarter churn was 1.9%. The PCS operating income was $4.1 million in the second quarter of 2006, compared to $2.1 million in the second quarter of 2005. Year-to-date operating income was $6.6 million, an increase of 68.6% over 2005.

Telephone Operations

Second quarter net income for the local telephone operations was $2.2 million, an increase of $0.4 million or 22.1% from the same quarter last year. The operating income of the local telephone operations for the second quarter of 2006 was $3.3 million, an increase of $0.5 million from 2005. Telephone had 24,935 access lines at June 30, 2006, an increase of 195 from December 31, 2005.

Converged Services (NTC)

Revenue for the second quarter of 2006 was $2.7 million, an increase of $0.4 million or 17.2% from the same quarter last year. Operating loss was $2.4 million for the second quarter of 2006, compared to $1.0 million loss for the same period in 2005. The increase in operating loss was due primarily to an increase in depreciation expense, increased expenses related to network maintenance, building new back office systems to automate customer activations and the write-

News Release

July 25, 2006

off of $0.6 million of fixed assets net of termination fees and salvage for contracts that did not renew. At June 30, 2006, NTC was providing voice, video and/or data services primarily to off-campus college students, located in 106 multiple dwelling complexes. The second quarter results reflect the effects of fewer college customers during the summer months.

Other Operations

The Company ended the second quarter with 16,885 Dial-up and Broadband Internet customers, of which 5,373 access the service through Digital Subscriber Lines (DSL). This represents a 56.8% increase in DSL customers, but an overall decrease of 594 Internet customers from June 30, 2005. Dial-up customers, primarily outside of the Company's DSL footprint, continue to migrate to other high-speed alternatives.

Other Information

The Company’s 2006 second quarter capital expenditures and commitments were $4.9 million and it had cash and cash equivalents at June 30, 2006 of $16.4 million. At June 30, 2006, the debt/equity ratio was 0.24; and debt as a percent of total assets was 14.7%.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company is a holding company that provides a broad range of telecommunications services through its operating subsidiaries. The Company is traded on the NASDAQ National Market under the symbol “SHEN.” The Company’s operating subsidiaries provide local and long distance telephone, Internet and data services, cable television, wireless voice and data services, alarm monitoring, and telecommunications equipment, along with many other associated solutions in the Mid-Atlantic and Southeastern United States.

___________________
Earle A. MacKenzie
Chief Financial Officer

News Release

July 25, 2006

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management's projections, forecasts, estimates and expectations is available in the Company filings with the SEC including the Company's 2005 Annual Report on Form 10-K. Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors. The Company expressly disclaims any obligation to update or review any forward-looking statements contained in this release.

News Release

July 25, 2006

SHENANDOAH TELECOMMUNICATIONS COMPANY

SUMMARY FINANCIAL INFORMATION (unaudited)

(In thousands, except per share amounts)

Condensed Consolidated Balance Sheets

	June 30, 2006	December 31, 2005
Cash and cash equivalents	$16,367	$2,572

Other current assets	14,846	18,229
Total securities and investments	6,979	7,365
Property, plant and equipment	265,935	257,382
Less accumulated depreciation	(107,528)	(95,144)

Net property, plant and equipment	158,407	162,238
Other assets, net	15,094	14,517

Total assets	$211,693	$204,921

Current liabilities, exclusive of current maturities
of $4,605 and $4,526, respectively	$16,445	$18,215
Long and short-term debt	32,496	35,918

Total other liabilities	28,686	29,188

Total shareholders' equity	134,066	121,600

Total liabilities and shareholders' equity	$211,693	$204,921

News Release

July 25, 2006

SHENANDOAH TELECOMMUNICATIONS COMPANY

SUMMARY FINANCIAL INFORMATION

(unaudited)

(In thousands, except per share amounts)

Condensed Consolidated Statements of Income

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
		(Restated)		(Restated)
Revenues	$41,426	$35,457	$81,226	$69,852
Cost of goods and services	17,563	14,955	34,447	29,213
Depreciation	7,114	5,492	13,653	10,914
Selling, general and administrative	11,977	10,539	24,204	20,749

Operating income	4,772	4,471	8,922	8,976

Interest expense	610	770	1,258	1,624
Other (income)/expense	(520)	(210)	(11,160)	(254)
Income tax provision	1,899	1,457	7,421	2,811

Net income before change in accounting	2,783	2,454	11,403	4,795
Cumulative Effect of Change in Accounting,
net of income tax	—	—	77	—
Net income	$2,783	$2,454	$11,326	$4,795

Income (loss) per share:
Basic net income (loss) per share:
Continuing operations	$0.36	$0.32	$1.48	$0.63
Cumulative effect of a change in accounting,
net of income taxes	—	—	(0.01)	—

Net Income per Share Basic	$0.36	$0.32	$1.47	$0.63

Diluted net income (loss) per share:
Continuing operations	$0.36	$0.32	$1.47	$0.62
Cumulative effect of a change in accounting,
net of income taxes	—	—	(0.01)	—

Net Income per Share Diluted	$0.36	$0.32	$1.46	$0.62

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